Exhibit 10.32
April 1, 2019

Dell Technologies Inc.
One Dell Way, RR1-33
Round Rock, Texas 78682

Re: Tax Sharing Agreement – Section 965 Transition Tax

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is made in connection with the Amended and Restated Tax Sharing Agreement by and among Dell Technologies Inc. (“Dell Technologies”) and its affiliates, EMC Corporation (“EMC”) and its affiliates, and VMware, Inc. (“VMware”) and its affiliates, dated September 6, 2016 (the “TSA”).

This Letter Agreement addresses only the consequences of, and the responsibilities of the parties with respect to, the U.S. federal, state, or local tax arising by reason of Code section 965 (the “Section 965 Transition Tax”). All amounts payable under the TSA in respect of the Section 965 Transition Tax will be determined in accordance with this Letter Agreement, and, to the extent the terms of this Letter Agreement and the TSA are inconsistent, the terms of this Letter Agreement shall control.

1. Amount Due from VMware to Dell Technologies.

(a) Amount Due. Except as provided by Section 2(b) and section 3(b) of this Letter Agreement, the amount due from VMware to Dell Technologies as a result of the Section 965 Transition Tax shall equal the tax liability derived from the sum of:

i.	The amount included under Sec. 965(a) from all applicable VMware foreign subsidiaries;

ii.	The Sec. 78 gross-up amounts associated with the Sec. 965(a) inclusions;

iii.	A reduction for the Sec. 965(b) deficits allocated to the applicable VMware foreign subsidiaries from the controlled foreign corporations that are not owned by VMware;

iv.
If Dell Technologies makes the election provided in Treas. Reg. Sec. 1.965-2(f)(2); an addition of an amount equal to the basis allocated to VBUL pursuant to such election up to the amount of the Section 965(b) deficits allocated to VMware in paragraph 1(a)(iii) of this Side Letter;

v.
If the election provided in Treas. Reg. Sec. 1.965-2(f)(2) is made; a reduction equal to the amount of any withholding tax paid pursuant to the notes payable by VMware to VBUL entered into during the fourth quarter of fiscal year 2019;

vi.	A reduction for any Sec. 245A dividends received deduction associated with the Sec. 78 gross-up;

vii.	A reduction for the Sec. 965(c) deduction associated with the Sec. 965(a) inclusions; and

viii.	A reduction for the creditable foreign taxes as determined under Sec. 901 but reduced for the disallowance of Sec. 965(g)

ix.
To the extent not already taken into account under the TSA, a reduction for an any attributes generated by the VMware group for which an election under Section 965 is made to apply such benefit to the Section 965 Transition Tax.

For the avoidance of doubt, each of the components of the calculation described above should be equal to the amounts attributable to VMware as if it were not a member of the consolidated group. The sole exception to this would be the Sec. 965(b) deficit allocation which by rule originates outside the VMware group.

(b) Stand-Alone Basis Limitation. Notwithstanding anything to the contrary in this Letter Agreement, and for the avoidance of doubt, the maximum amount that VMware shall be obligated to pay to Dell Technologies pursuant to this Letter Agreement shall not exceed the amount of the Section 965 Toll Charge VMware would have been required to pay had the VMware group not been a member of the Dell Affiliated Group on the Measurement Date.

2. Future Adjustments.

(a) Adjustments via Examination. The parties agree to adjust the amount due from VMware should the relevant U.S. federal, state, or local tax authority adjust the components of the calculation of the amount due upon examination.

(b) Sec. 965(b) and Tax Basis. For the avoidance of doubt, the parties agree that any future distribution of previously taxed income ultimately attributable to Sec. 965(b) deficit allocations which may be taxed under US tax principles will not adjust the amount due from VMware.

3. Netting of Payments. If, as of any date, Dell Technologies owes VMware an amount under this Letter Agreement and VMware also owes Dell Technologies an amount under this Letter Agreement, the two amounts shall be netted, and each party’s obligation shall be deemed satisfied; provided, if the two amounts owed are not equal, the party owing more shall remain obligated to pay the amount by which the amount it owes the other party exceeds the amount it is owed by that other party.

4. Timing of Payments. The time at which payments shall be due under this Letter Agreement shall be determined in accordance with and on the same schedule as the Dell Technologies election provided for in Code section 965(h).

5. Miscellaneous Provisions.

(a) Effective Date. This Letter Agreement shall become effective upon execution by the parties hereto.

(b) Amendment to TSA. This Letter Agreement shall be treated as an amendment to the TSA pursuant to Section 10.19 of the TSA. Unless otherwise specifically provided by the parties in a future amendment of the TSA, neither this Letter Agreement nor its principles shall apply with respect to any such future amendments of the TSA. Except as expressly amended by this Letter Agreement, the TSA shall continue to be effective in full force and effect.

(c) Changes in Law.

(i) Any reference to a provision of the Code or a law of another jurisdiction shall apply to any applicable successor provision or law.

(ii) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Letter Agreement, performance of any provision of this Letter Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

(d) Successors. This Letter Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

(e) Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver, and perform this Letter Agreement, that this Letter Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Letter Agreement constitutes a legal, valid, and binding obligation of each such party, and that the execution, delivery and performance of this Letter Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any Letter Agreement, instrument, or order binding on such party.

(f) Entire Agreement. This Letter Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between Dell Technologies (or any Dell Technologies Affiliate) and VMware (or any VMware Affiliate) with respect to the Section 965 Transition Tax, and such prior tax sharing agreements shall have no further force and effect. To the extent that the provisions of this Letter Agreement conflict with any agreement entered into in connection with a Distribution or another Deconsolidation Event, the provisions of this Letter Agreement shall control.

(g) Applicable Law; Jurisdiction. This Letter Agreement shall be construed in accordance with, and all disputes, controversies or claims arising out of or relating to this Letter Agreement or the breach, termination or validity hereof shall be governed by, the laws of the state of Delaware, excluding any conflicts of law rules. Each party hereby consents and submits to, the jurisdiction of the courts of the state of Delaware and of the federal courts sitting in the state of Delaware.

(h) Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Letter Agreement.

(i) Severability. If any term, provision, covenant, or restriction of this Letter Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. If any such term, provision, covenant, or restriction is held to be invalid, void, or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

(j) No Third-Party Beneficiaries. This Letter Agreement is solely for the benefit of Dell Technologies, the Dell Technologies Affiliates, VMware, and the VMware Affiliates. This Letter Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action, or other rights in excess of those existing without this Letter Agreement.

(k) Waivers, Etc. No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Letter Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(l) Setoff. Except as provided in Section 5, all payments due pursuant to this Letter Agreement shall be made without setoff, counterclaim, or withholding, all of which are hereby expressly waived.

(m) Amendment and Modification. This Letter Agreement may be amended, modified, or supplemented only by a written agreement signed by each of the parties hereto.

(n) Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort, or otherwise) arising out of or relating to this Letter Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

(o) Interpretations. The headings contained in this Letter Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Letter Agreement. Whenever the words “include,” “includes” or “including” are used in this Letter Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Letter Agreement as a whole and not to any particular provision of this Letter Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Letter Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Letter Agreement. In the event an ambiguity or question of intent or interpretation arises, this Letter Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Letter Agreement. When interpretation of a provision of the Code is required by this Letter Agreement, all relevant guidance will be taken into account, including any Treasury regulations, including temporary and, to the extent taxpayers are permitted to rely on them, proposed regulations, revenue rulings, revenue procedures, IRS notices, and other similar guidance.

[Signature page follows.]

If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please execute this Letter Agreement in the space provided below to indicate your acceptance and agreement to the terms hereof.

Very truly yours,

VMWARE, INC.

On behalf of itself and each of the VMware                                  Affiliates

By: /s/ Jim Blake
                              Name: Jim Blake
                                 Title: VP Tax

ACCEPTED AND AGREED:

DELL TECHNOLOGIES INC.
On behalf of itself and each of the Dell Technology Affiliates

By: /s/ Tom Vallone
Name: Tom Vallone
Title: SVP Taxes

ACCEPTED AND AGREED SOLELY TO APPROVE THE AMENDMENT OF THE TSA:

EMC CORPORATION
On behalf of itself and each of the EMC Affiliates

By: /s/ Tom Vallone
Name: Tom Vallone
Title: SVP Taxes